                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 1



                       Harte-Hanks Communications, Inc.
                       --------------------------------
                               (Name of Issuer)



                                 Common Stock
                                 ------------
                        (Title of Class of Securities)



                                   416196103
                                   ---------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement ____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                        (Continued on following pages)

                              Page 1 of 11 Pages

- ----------------------
CUSIP NO.
416196103
- ------------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     The Goldman Sachs Group, L.P.

- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a)_____
                                                    (b)__X__

- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

     Delaware
- --------------------------------------------------------------------------------
Number of        5.    Sole Voting Power
Shares
Beneficially                 0
Owned By         -------------------------------------------------
Each             6.    Shared Voting Power
Reporting
Person With                  1,794,671
                 -------------------------------------------------
                 7.    Sole Dispositive Power

                             0
                 -------------------------------------------------
                 8.    Shared Dispositive Power

                             1,794,671
                 -------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,794,671
- -------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

     9.1%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

     HC-PN
- --------------------------------------------------------------------------------

                              Page 2 of 11 Pages

- ----------------------
CUSIP NO.
416196103
- ------------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.

- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a)_____
                                                    (b)__X__

- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

     New York
- --------------------------------------------------------------------------------
Number of        5.    Sole Voting Power
Shares
Beneficially                 0
Owned By         -------------------------------------------------
Each             6.    Shared Voting Power
Reporting
Person With                  1,794,671
                 -------------------------------------------------
                 7.    Sole Dispositive Power

                             0
                 -------------------------------------------------
                 8.    Shared Dispositive Power

                             1,794,671
                 -------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,794,671
- -------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

     9.1%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

     BD-PN-IA
- --------------------------------------------------------------------------------

                              Page 3 of 11 Pages

- ----------------------
CUSIP NO.
416196103
- ------------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Advisory Partners, L.P.

- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a)_____
                                                    (b)__X__

- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

     Delaware
- --------------------------------------------------------------------------------
Number of        5.    Sole Voting Power
Shares
Beneficially                 0
Owned By         -------------------------------------------------
Each             6.    Shared Voting Power
Reporting
Person With                  1,357,142
                 -------------------------------------------------
                 7.    Sole Dispositive Power

                             0
                 -------------------------------------------------
                 8.    Shared Dispositive Power

                             1,357,142
                 -------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,357,142
- -------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

     6.9%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

     PN
- --------------------------------------------------------------------------------

                              Page 4 of 11 Pages

- ----------------------
CUSIP NO.
416196103
- ------------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     GS Advisors, L.P.

- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a)_____
                                                    (b)__X__

- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

     Delaware
- --------------------------------------------------------------------------------
Number of        5.    Sole Voting Power
Shares
Beneficially                 0
Owned By         -------------------------------------------------
Each             6.    Shared Voting Power
Reporting
Person With                  1,357,142
                 -------------------------------------------------
                 7.    Sole Dispositive Power

                             0
                 -------------------------------------------------
                 8.    Shared Dispositive Power

                             1,357,142
                 -------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,357,142
- -------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

     6.9%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

     PN
- --------------------------------------------------------------------------------

                              Page 5 of 11 Pages

- ----------------------
CUSIP NO.
416196103
- ------------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     GS Capital Partners, L.P.

- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a)_____
                                                    (b)__X__

- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

     Delaware
- --------------------------------------------------------------------------------
Number of        5.    Sole Voting Power
Shares
Beneficially                 0
Owned By         -------------------------------------------------
Each             6.    Shared Voting Power
Reporting
Person With                  1,357,142
                 -------------------------------------------------
                 7.    Sole Dispositive Power

                             0
                 -------------------------------------------------
                 8.    Shared Dispositive Power

                             1,357,142
                 -------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,357,142
- -------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

     6.9%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

     PN
- --------------------------------------------------------------------------------

                              Page 6 of 11 Pages

Item 2(a).      Name of Person Filing:
                The Goldman Sachs Group, L.P., Goldman, Sachs & Co., Advisory Partners, L.P., GS Capital Partners, L.P. and GS Advisors, L.P.

Item 2(c).      Citizenship:
                The Goldman Sachs Group, L.P. - Delaware
                Goldman, Sachs & Co. - New York
                Advisory Partners, L.P. - Delaware
                GS Capital Partners, L.P. - Delaware
                GS Advisors, L.P. - Delaware

Item 4.         Ownership.*

           (a). Amount beneficially owned:
                See the response(s) to Item 9 on the attached cover page(s).

           (b). Percent of class:
                See the response(s) to Item 11 on the attached cover page(s).

           (c). Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote:
                                See the response(s) to Item 5 on the attached cover page(s).

                (ii)    Shared power to vote or direct the vote:
                                See the response(s) to Item 6 on the attached cover page(s).

                (iii)   Sole power to dispose or to direct the disposition of:
                                See the response(s) to Item 7 on the attached cover page(s).

                (iv)    Shared power to dispose or to direct the disposition of:
                                See the response(s) to Item 8 on the attached cover page(s).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                        See Exhibit 3

- ----------
* The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaims beneficial ownership of shares of Common Stock beneficially owned by (i) managed accounts and (ii) certain investment limited partnerships, of which a subsidiary of GS Group is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than GS Group, Goldman Sachs or their affiliates.

                              Page 7 of 11 Pages

Item 10.        Certification.

                        Not Applicable



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 10, 1995


GS ADVISORS, L.P.                       THE GOLDMAN SACHS GROUP, L.P.
By: GS Advisors, Inc.

By:  /s/ Richard A. Friedman            By: /s/ Richard A. Friedman
   -------------------------               ------------------------
Name:  Richard A. Friedman              Name:  Richard A. Friedman
Title: President                        Title: General Partner


GS CAPITAL PARTNERS, L.P.               GOLDMAN, SACHS & CO.
By: GS Advisors, L.P.
By: GS Advisors, Inc.

By:  /s/ Richard A. Friedman            By: /s/ Richard A. Friedman
   -------------------------               ------------------------
Name:  Richard A. Friedman              Name:  Richard A. Friedman
Title: President                        Title: General Partner


ADVISORY PARTNERS, L.P.

By:  /s/ Richard A. Friedman
   -------------------------
Name:  Richard A. Friedman
Title: General Partner

                              Page 8 of 11 Pages

                               INDEX TO EXHIBITS

Exhibit No.     Exhibit
- -----------     -------
  99.1          Joint Filing Agreement, dated February 10, 1995, between The
                Goldman Sachs Group, L.P., Goldman, Sachs & Co., Advisory
                Partners, L.P., GS Advisors, L.P. and GS Capital Partners, L.P.

  99.3          Item 7 Information



                              Page 9 of 11 Pages